Exhibit 99-B.8.111
ADMINISTRATIVE SERVICE AGREEMENT

This Agreement is entered as of May 25, 1994 between Aetna Life Insurance and Annuity
Company (the "Sub-Administrator" or "Servicing Agent"), a Connecticut corporation located at 151
Farmington Avenue, Hartford, Connecticut 06156 and Neuberger & Berman Management Incorporated,
an investment advisory company located at 605 Third Avenue, 2nd Floor, New York, NY 10158-0006
("NBMI") on behalf of Neuberger & Berman Equity Trust and Neuberger & Berman Income Trust,
Delaware business trusts, and their respective series listed in Appendix A hereto, as amended from time to time (each, a "Fund").

WHEREAS, the Sub-Administrator has established separate accounts as investment vehicles for certain contracts (the "Contracts") that will purchase and redeem shares in the Funds (the "Shares"); and

WHEREAS, the Sub-Administrator provides administrative services to qualified retirement plans
(the "Plan" or "Plans") and to certain Plan participants (the "Participants") that purchase the Contracts;
and

WHEREAS, the Sub-Administrator converts the Shares to units (the "Units"); and

WHEREAS, the Sub-Administrator and NBMI desire that the purchase and redemption of the
Shares be facilitated through one master account with each Fund or its designated transfer agent (the
"Master Account") established in the name of the Sub-Administrator; and

WHEREAS, NBMI has been appointed as administrator of Neuberger & Berman Equity Trust and Neuberger & Berman Income Trust (the "Trusts") to provide administrative services to the Funds;
and

WHEREAS, NBMI desires to appoint the Sub-Administrator to provide certain administrative services listed on Schedule A hereto (the "Administrative Services") to the Plan and certain Plan
Participants and the Sub-Administrator is willing and able to furnish such Administrative Services on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the promises and mutual covenants hereinafter contained, the parties agree as follows:

Article 1. Terms of Appointment

Section 1.1 Subject to the terms and conditions set forth in this Agreement, the Appendix, and the Schedules attached hereto and made a part hereof, NBMI hereby employs and appoints the Sub-
Administrator to act as, and the Sub-Administrator agrees to act as, its Servicing Agent with respect to
Shares purchased.

Section 1.2 The Sub-Administrator shall maintain on behalf of the Plans, one Master
Account with each Fund or its designated transfer agent. The Master Account shall be held by the Sub-
Administrator. All Plan level accounts and applicable Participant level accounts shall be administered by the Sub-Administrator on behalf of the Plans and shall not be the responsibility of the Fund or its designated transfer agent.

 Section 1.3  The Sub-Administrator agrees to perform the Administrative Services with respect to the Plans and their Participants which make up the Master Accounts.

Section 1.4 The parties hereto agree that the Administrative Services and all other services contemplated by this Agreement are shareholder administrative services and are not investment advisory, transfer agency or distribution related services.

Section 1.5 The Sub-Administrator agrees that it shall maintain and preserve all records required by law to be maintained and preserved in connection with providing the services contemplated under this Agreement, and shall otherwise comply with all laws, rules and regulations applicable to such services. Upon written request of any Fund or NBMI, the Sub-Administrator agrees to provide copies of all historical records relating to transactions recorded by the Sub-Administrator on behalf of those Contractholders invested in the Fund through the separate accounts, data formats for written communication regarding the Fund to or from such customers and other materials, in each case as may reasonably be requested to enable NBMI and its respective representatives and agents to monitor and review the Administrative Services provided by the Sub-Administrator, or to comply with any request of
NBMI’s board of directors (collectively, the “Directors”), the Funds’ boards of trustees (collectively the
“Trustees”), a governmental body, a self-regulatory organization or a shareholder. The Sub-
Administrator agrees that it shall permit NBMI’s Directors, the Funds’ Trustees, and their respective representatives, designees and agents to have reasonable access to their personnel and records to monitor the performance of the services provided pursuant to this Agreement.

Section 1.6 In addition to the Administrative Services, the Sub-Administrator shall perform such other duties and functions as may from time to time be reflected in a written amendment to
Schedule A, signed and dated by both parties hereto. The fees (referred to in Section 2.1 of this
Agreement) payable to the Sub-Administrator as compensation for such other duties and functions shall be reflected in a written amendment to Schedule B signed and dated by each party hereto.

Section 1.7 The provisions of this Agreement shall in no way limit the authority of
NBMI to take such action as it may deem appropriate or advisable in connection with all matters relating to the operations of the Funds and/or the sale of the Shares.

Section 1.8 The Sub-Administrator’s performances of the Administrative Services, including without limitation the purchase and redemption of Shares will be subject to the terms and conditions regarding purchases, redemptions and exchanges of Shares set forth in each Fund’s prospectus and statement of additional information.

Article 2. Fees and Expenses

Section 2.1 For acting as the Servicing Agent to the Funds on behalf of NBMI and for the performance of Administive Services to the Funds by the Sub-Administrator pursuant to this
Agreement, NBMI agrees to pay the Sub-Administrator a fee based upon the net asset value of Shares held by the Master Accounts, as set out in the fee schedule attached hereto as Schedule B. NBMI shall send all payments of fees under this Section 2.1 to Robert Richard.

Section 2.2  NBMI agrees to pay all fees within thirty (30) business day after the last day of each month.

Section 2.3 In lieu of NBMI providing printed copies of prospectuses and periodic
Fund reports to interestholders, the Sub-Administrator shall have the right to request that NBMI provide it with a copy of such materials in an electronic format, which the Sub-Administrator will use to have such materials printed and provided to representatives of Plans (“Plan Representatives”) or Participants, as
appropriate. The Sub-Administrator shall provide such prepared materials to NBMI for review at least five (5) business days in advance of its intended use.

Article 3. Representatives, Warranties and Covenants of NBMI

NBMI represents and warrants to the Sub-Administrator that:

(a) NBMI is a New York corporation duly organized and existing in good standing under the laws of the State of New York.

	(b)	NBMI is an investment adviser registered under the Investment Advisers Act of
1940.
	(c)	NBMI is authorized to enter into and perform this Agreement on behalf of the

Funds, and the performance of its obligations hereunder does not and will not violate or conflict with any governing documents or agreements of the Trusts with respect to the Fund or any applicable law.

(d) The Shares have been registered with the Securities Exchange Commission and with all states where the Shares will be sold and NBMI will notify the Sub-Administrator if any such registration has terminated or lapsed or if NBMI wishes to prevent the Sub-Administrator from placing or continuing to place purchase orders in a particular state or other jurisdiction, if applicable.

(e) In case of any requests or demands for the inspection of Master Account records of a Fund by any governmental agency or otherwise pertaining to any aspect of the Administrative
Services or other services covered by this Agreement, it will notify the Sub-Administrator of any such inspection and will coordinate with the Sub-Administrator regarding any inspection which may have a potential material impact on the Sub-Administrator’s business.

Article 4. Representations, Warranties and Covenants of the Sub-Administrator

The Sub-Administrator represents and warrants to NBMI as follows:

(a) It is a corporation duly organized and existing in good standing under the laws of the State of Connecticut.

(b) It has full power and authority under applicable law, and has taken all action necessary, to enter into and perform this Agreement, and the performance of its obligations hereunder does not and will not violate or conflict with any governing document or agreements of the Sub-
Administrator or any applicable law.

	(c)	It has all requisite licenses and authority to perform its obligations under this
Agreement.
	(d)	The arrangements and fees provided to the Sub-Administrator in this Agreement will be disclosed to the Plans.

(e) It is not, and will not be, a “fiduciary” of any Plan as that term is defined in
Section 3(21) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and
Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), by reason of entering into this Agreement or providing services hereunder.

(f) The receipt of this fees described in Schedule B hereof by the Sub-Administrator will not constitute a “prohibited transaction” as that term is defined in Section 3(21) of ERISA and
Section 4975 of the Code.

(g) For the performance of Administrative Services, the Sub-Administrator is not
required to be registered as a broker-dealer under the Securities Exchange Act of 1934 or any applicable state securities laws, or an investment advisor under the Investment Advisers Act of 1940 or any applicable state securities laws.

	(h)	It will probably make Contracts available to the Plans pursuant to this
Agreement.
	(i)	Both the Administrative Services and other related services will be performed by qualified personnel in accordance with the terms of this Agreement and customary industry standards.

(j) With regard to its role as Sub-Administrator under this Agreement, it will not hold itself out to the public or engage in any activity as a distributor for the Funds.

(k) It has and will continue to have access to the necessary facilities, equipment and personnel to perform the Administrative Services in accordance with customary practices.

(l) In case of any requests or demands for the inspection of shareholder records of a
Fund by any governmental agency or otherwise pertaining to any aspect of the Administrative Services or other services covered by this Agreement, it will not notify NBMI of any such inspection and will coordinate with NBMI regarding any inspection which may have a potential material impact on NBMI’s business.

(m) The Sub-Administrator’s directors, officers, employees, investment advisers, and other individuals/entities dealing with the money and/or securities of the Funds are and shall continue to be at all times covered by a blanket fidelity bond or similar coverage, in an amount not less than two million ($2,000,000). The bond shall include coverage for larceny and embezzlement and shall be issued by a reputable bonding company.

Article 5. Indemnification

Section 5.1 The Sub-Administrator agrees to indemnify and hold harmless NBMI, the Funds and their respective directors, trustees, officers, employees, representatives, designees, agents and each person, if any, who controls NBMI within the meaning of the Securities Act of 1933, as amended (the “Securities Act”) (collectively, “Indemnitees”) against any losses, lawsuits, claims, damages or liabilities’, including legal fees (collectively, “Loss”) to which an Indemnitee may become subject insofar as such Loss arises out of: (i) the Sub-Administrator’s failure to comply with the material terms of this Agreement; or (ii) the Sub-Administrator’s negligence or misconduct or that of their employees, agents or contractors in connection herewith, and the Sub-Administrator will reimburse the
Indemnitees for any legal or other expenses incurred by them in connection with investigating or defending such Loss; provided, however, that the Sub-Administrator will not be liable for indemnification of parties covered hereunder to the extent that any Loss results from the negligence or misconduct of any
Indemnitee.

Section 5.2 NBMI agrees to indemnify and hold harmless the Sub-Administrator and its directors, officers, employees, representatives, designees, agents and each person, if any, who controls it within the meaning of the Securities Act (collectively, “Indemnitees”), against any Loss to which an
Indemnitee may become subject insofar as such Loss arises out of: (i) NBMI’s failure to comply with the material terms of this Agreement; (ii) any untrue statement or alleged untrue statement of any material fact contained in the Funds’ registration statement or statement of additional information or omissions or the alleged omissions to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; (iii) NBMI’s negligence or misconduct or that of its employees, agents or contractors in connection herewith; or (iv) any action of the Sub-Administrator upon instructions believed in good faith by it to have been executed by a duly authorized officer or representative of NBMI or the Trusts; provided, however, that NBMI will not be liable for indemnification of parties covered hereunder to the extent that any Loss results from the negligence or misconduct of any Indemnitee.

Section 5.3 Promptly after receipt by any Indemnitee under this Article 5 of notice of the commencement of a claim or action that may be covered hereunder (“Claim”), the Indemnitee shall notify either the Sub-Administrator or NBMI, whichever is the indemnitor, of the commencement thereof.
As a condition to indemnification hereunder, the Indemnitee shall provide the indemnitor with complete details, documents and pleadings concerning any Claim. The indemnitor will be entitled to participate with the Indemnitee in the defense or settlement of any Claim at the indemnitor’s expense. The
Indemnitee may defend any Claim with counsel of its choice, if the indemnitor shall consent to such counsel (which consent shall not be unreasonably withheld). After notice from the indemnitor to the
Indemnitee of the Indemnitor’s recommendation to settle any claim, if the claimant agrees to such settlement but the Indemnitee refuses to agree to such settlement, then the Indemnitee shall be responsible for all Loss thereafter in excess of the amount of such settlement.

Article 6. Security; Confidentiality

Section 6.1 The Sub-Administrator represents and warrants that the procedures
(including provision for 24 hours-a-day restricted access) and systems which it has implemented or will implement to safeguard from loss of or damage (attributable to fire, theft or any other cause) to NBMI’s or the Funds’ records and other data and the Sub-Administrator’s records, data, equipment and facilities and other property used in the performance of the Administrative Services are adequate and that it will make such changes therein from time to time as in its judgment are required for the secure performance of the Administrative Services, after notification to NBMI of any such material changes. The Sub-
Administrative shall review such systems and procedures on a periodic basis and NBMI and its respective agents shall have the right to review these systems and procedures at the Sub-Administrator’s place of business during the Sub-Administrator’s regular business hours, upon reasonable prior notice.

Section 6.2 The Sub-Administrator shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provision for period backup of computer files and data. In the event of equipment failures, the Sub-Administrator shall, at no additional expense to
NBMI, take all reasonable steps to minimize service interruptions. The Sub-Administrator shall have no liability with respect to the loss of data or service interruptions caused by equipment failures, provided such loss or interruption is not caused by the negligence of the Sub-Administrator and provided further that the Sub-Administrator has complied with the provisions of this paragraph.

Section 6.3 NBMI and the Sub-Administrator agree that all non-public books, records, information and data pertaining to the business of the other that are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed by either party without the prior written consent of the other party, except as may be required by law or by such party to carry out this Agreement or an order of any court, governmental agency or regulatory body.

Article 7. Representations Concerning NBMI and the Funds; Advertising Materials

Section 7.1 The Sub-Administrator and its affiliates, representatives, designees and agents will not make representations concerning NBMI, the Funds and their affiliates, representatives, designees, agents or the Shares, except those contained in the then current prospectus and statement of additional information of the Funds, in current sales literature furnished by NMBI or the Funds to the
Sub-Administrator and in any current sales literature created by the Sub-Administrator and submitted to and approved in writing by NBMI.

Section 7.2 Except for the use of each of the Fund’s most current prospectus, statement of additional information and sales literature approved by NBMI, the Sub-Administrator shall not use, nor shall they allow their employees or agents to use, the name or logo of NBMI, any of the
Funds, any of their affiliates or any products or services sponsored, managed, advised, administrated or distributed by NBMI or the Funds, or any of their affiliates, for advertising, trade or other commercial or noncommercial purposes without the express prior written consent of NBMI or the Funds. All such sales literature and other materials shall be submitted to NBMI at least five (5) business days in advance of their intended use. The Sub-Administrator shall at all times use the full names of the Funds on such sales literature and other materials.

Section 7.3 NBMI will provide to the Sub-Administrator at least one complete copy of all registration statements, prospectuses, statements of additional information, annual and semi-annual reports and proxy statements and all amendments or supplements to any of the above that relate to the
Funds promptly after the filing of such documents with the SEC or other regulatory authorities.

Article 8. Assignment

Section 8.1 Neither this Agreement nor any rights or obligations hereunder may be assigned by any party without the prior written consent of the other parties, which consent will not be unreasonably withheld; provided, however, that this Agreement may be assigned by NBMI to Neuberger
& Berman, L.P., an affiliate. A merger, consolidation, or other reorganization shall not be considered an assignment.

Section 8.2 This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and permitted assigns.

Article 9. Term and Termination of Agreement

Section 9.1 This Agreement shall become effective on the date first set forth above  and shall continue in effect until terminated as set forth below.

Section 9.2 This Agreement may be terminated by either the Sub-Administrator or
NBMI any time upon at least one hundred-eighty (180) days’ written notice. Sections 1.5, 63 and 9.3 and
Articles 3, 4, and 5 shall continue in full force and effect after termination of this Agreement.

Section 9.3 After termination of this Agreement by NBMI, no fee shall be due with respect to any Shares that are purchased and held by the Master Accounts after the date of termination.
However, notwithstanding any such termination, NBMI will remain obligated to pay the Sub-
Administrator the fee as to each Share that was considered in the calculation of the fees as of the date of termination for so long as such Shares are held by the Master Account and the Sub-Administrator continues to provide services to the participant and plan level accounts making up the Master Account by reason of a contractual relationship or obligation. This Agreement, or any provision thereof, shall survive the termination to the extent necessary for each party to perform its obligations with respect to Shares for which a fee continues to be due subsequent to such termination.

Article 10. Entire Agreement

This Agreement and the Schedules and Appendix attached hereto set forth the entire agreement and understating of the parties relating to the subject matter hereof, and supersede all prior agreements, arrangements and misunderstanding, written or oral, among the parties.

Article 11. Amendments; Waivers

This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the term or covenants hereof may be waived, only by a written instrument executed by all of the parties affected thereby, or in the case of a waiver, by the party waiving compliance. The failure of any party at any time or times to require such performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same. No waiver by any party of breach of any term or covenant contained in this Agreement, whether by conduct as or otherwise, in any oneor more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

Article 12. Notices

All notices required or permitted under this Agreement shall be in writing and shall be sent by personal delivery or registered or certified mail, postage prepaid, or by telecopier confirmed in writing within three (3) business days as follows:

(a) If to NBIM:
Nueberger & Berman Management Incorporated
605 Third Avenue – 2nd Floor
New York, NY 10158-0006

Attention: Stanley Egener, President
cc: Ellen Metzger, Esq.
Telecopier: (212) 472-8946

(b) If to the Sub-Administrator or ALIAC:

Aetna Life Insurance and Annuity Company
151 Farmington Avenue
Hartford, Connecticut 16156
Attention: Barrett N. Sidel, Esq.
Telecopier: (203) 273-8340

Such addresses may be changed from time to time by any party by providing written notice in the manned set forth above. All notices shall be effective upon delivery or when deposited in the mail addressed as set forth above.

Article 13. Governing Law; Consent to Jurisdiction

This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to conflicts of law principles thereof which might refer such interpretations to the laws of different state or jurisdiction.

Article 14. Legal Relationship of Parties

The parties hereto agree that they are independent contractors and not partners or co-
venturers or employees of each other, except that the Sub-Administrator shall be the agent of NBIM to the extent described herein.

Article 15. Captions

The paragraph headings contained herein are for reference purpose only and shall not in any way affect the meaning or interpretation of this Agreement.

Article 16. Severability

If any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions and portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

Article 17. Counterparts

This Agreement may be executed in two or more counterparts, each which shall be deemed to an original, but all of which together shall constitute one and the same Agreement.

AETNA LIFE INSURANCE AND ANNUITY
COMPANY

By:	/s/ Laura R. Estes
Name:	Laura R. Estes
Title:	Senior Vice President

NEUBERGER & BERMAN MANAGEMENT

SCHEDULE A

DUTIES OF THE SUB-ADMINISTRATOR

In accordance with procedures established from time to time by agreement between NBIM and the Sub-Administrator to the extent applicable, shall provide the following services:

1. Plan Information The Sub-Administrator shall maintain a record of the number of Shares held by the Master Accounts. The Sub-Administrator shall also maintain a record of the number of Units attributed to the
Contract held by each plan.

2. Participant Services The Sub-Administrator shall investigate all inquiries from
Participants and Plan Representatives relating to their accounts and shall respond to all communications from Participants and plan representatives and others relating to the Sub-Administrator’s duties hereunder and such other correspondence as may from time to time be mutually agreed upon between the Sub-
Administrator and NBIM.

3. Mailing Communications; Proxy Materials The Sub-Administrator shall address and mail to Participants and/or Plan Representatives, as applicable, all reports to shareholders, dividend and distribution notices, and proxy material for each of the Fund’s meetings of shareholders. In connection with meetings of shareholders, the Sub-Administrator shall prepare with respect to Plans and/or
Participants, as appropriate, participant lists, mail, and certify as to the mailing of proxy materials process, and tabulate returned proxy cards, report on proxies voted prior to meetings, and certify Shares voted at meetings.

4.	Sales of Shares

(a) Acceptance of Orders The Sub-Administrator shall receive for acceptance orders from Plans and/or Participants for the purchase of Units each business day and stamp each order with the sate and time received or otherwise record such information. NBIM or its designee shall provide the Sub-
Administrator closing net assess value, dividend and capital gain information determined at the close of trading each day that the New York Stock Exchange is open ( each, a “ business day”) no later than 6:00
p.m. Eastern Standard Time on each such day. Orders from Sub-Administrators for the purchase of
Shares that are received by NBIM prior to 4:00 p.m. Easter Standard Time on any business day will be executed at that days’ net asset value. All orders receive by NBIM after 4:00p.m. Eastern Standard Time on any business day shall receive the net assets value of the following business day. The Sub-
Administrator shall forward to the Custodian of the Funds ( the “Custodian”), as instructed by NBIM, payment for the purchase of Shares by wire on the next business day after the order is received and accepted by NBIM or its designee. In addition, The Sub- Administrator shall, pursuant to such purchase orders, coordinate with each fund or its designee to issue the appropriate number of Shares to the Master
Account and record such shares.

(b) Recordation of the Issuance of Shares The Sub-Administrator shall record the issuance of total number of Shares issued to the Master Account, and record the issuance of Units under contracts held by the Plans, based upon data provided to the Sub-Administrator by the Custodian. The
Sub-Administrator shall also provide each Fund or its designee with the total number of Shares which are issued and outstanding to each Master Account on a daily basis. The Sub-Administrator shall reflect outstanding Units attributed to the Individual accounts of a Plan of Participant.

5.	Transfer and Redemption

(a) Requirements for Transfer or Redemption of Shares The Sub-Administrator

shall receive all requests from Participants or Plans to transfer or redeem Units each business day. The
Sub-Administrator shall convert such requests to requests for the transfer or redemption of Shares.

Requests for transfer or redemption of Shares shall be made in accordance with the transfer or redemption procedures set forth in each Fund’s then current prospectus and statement of additional information, ensuring that all transfer requirement and legal documents have been supplied. The Sub-Administrator shall process requests to transfer or redeem Units and shall stamp each order with the date and time received or otherwise record such information. The Sub-Administrator shall provide written notice to
NBIM at least three (3) business days in advance of any redemptions of Shares equal to or greater than one million dollars ($1,000,000). The Sub-Administrator shall provide to NBMI, the Funds or their designees, the exact amount of requests to redeem or transfer Shares no later than 4:00 p.m. Eastern
Standard Time. Payments for net redemption orders that are timely received by NBMI will be wired from the Custodian to the Sub-Administrator as directed by the Sub-Administrator that next day after such specified order is received by NBMI, the Funds or their designees. Any cash redemption limitations applicable to the Fund shall apply at the Master Account level and not at the Plan or Participant level.

(b) Notice to Custodian and the Fund. When Shares are redeemed, the Sub-
Administrator shall deliver to the Custodian and the Fund in such format as the Custodian and the Fund shall reasonably require, a notification setting forth the number of Shares to be redeemed. Such Shares shall be reflected on the Master Accounts maintained by the sub-Administrator reflecting outstanding interests attributed to the individual accounts of a Plan or Participant.

(c) Payment of Redemption Proceeds The Sub-Administrator shall, upon receipt of the monies paid to it by the custodian for the redemption f Shares, pay such monies as are received from the Custodian, all in accordance with the procedures described in the written instruction. The Sub-
Administrator shall not process or effect any redemption with respect ot Shares of a certain Fund after receipt by the Sub-Administrator of notification of the suspension of the determination of the net asset value of such Fund.

6. Dividends

Upon the declaration of each dividend and each capital gain distribution by the Trustees with respect to Shares, the Funds shall furnish or NBMI shall furnish or cause the Funds to furnish to the
Sub-Administrator information setting forth the date of the declaration of such dividend or distribution, the ex-dividend date, the date of payment thereof, the record date as of which shareholders entitled to payment shall be determined, the amount payable per share to the shareholders of record as of that date, the total amount payable to the Sub-Administrator as a Shareholder of record on the payment date.
Although the Sub-Administrator has elected that such dividend or distribution be paid in Shares; this election may be changed from time-to-time upon 30 days’ written notice to NBMI.

7. Blue Sky Reports

At the request of NBMI, and if required by law or by a governmental agency, the Sub-
Administrator shall on a daily basis, prepare a report to each Fund in accordance with a system approved by the Fund, showing by state of residence all sales and redemptions of Shares.

SCHEDULE B

FEE SCHEDULE

NBMI shall pay to the Sub-Administrator a fee with respect to each Fund, calculated daily and paid monthly in arrears equal to 0.25 percent per annum of the daily net asset value of the total number of
Shares of such Fund held in the Master Accounts.

For the purposes of computing the payment to the Sub-Administrator, the average aggregate amount invested in the Master Accounts over a one month period shall be computed by totaling the aggregate investment (share net asset value multiplied by total number of shares held by the Master
Accounts) on each business day during the month and dividing by the total number of business days during such month.

The payment will be accompanied by a statement showing the calculation of the monthly amounts payable and such other supporting data as may be reasonably requested by the Sub-
Administrator.